PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                                904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE SECOND QUARTER AND FISCAL YEAR 2022

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; May 10, 2022

Second Quarter Operating Results

The Company reported a net loss of ($490,000), or ($.14) per share for the quarter ended March 31, 2022, compared to net income of $484,000, or $.14 per share, in the same quarter last year. Net income in the prior year second quarter included $1,037,000, or $.31 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 679,000, or 11%, over the same quarter last year due to a lower driver count resulting primarily from the driver shortage and turnover (down ~51 drivers from the 2nd quarter of last year). Operating revenues for the quarter were $20,928,000, up $1,200,000 from the same quarter last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.65, or 19.8%.

Compensation and benefits increased $275,000, mainly due to the recent increases in driver compensation mostly offset by a lower driver count and non-driver personnel reductions. Gross fuel expense increased $696,000 due to higher diesel prices. Insurance and losses increased $645,000, primarily due to (i) a maximum limit claim ($372,500) from a COVID hospitalization and (ii) a prior year, workers’ compensation claim adjustment resulting in a $380,000 negative charge to this quarter. Depreciation expense was down $265,000 in the quarter. Gain on the sale of assets was $119,000 versus a loss of ($113,000) in the same quarter last year.

As a result, operating loss this quarter was ($639,000) compared to an operating profit of $671,000 in the same quarter last year. The COVID medical claim and the prior year workers’ compensation claim resulted in a total charge of $752,500 to this quarter. Excluding the gain on sale of land in last year’s second quarter, the adjusted operating loss was ($760,000).

First Six Months Operating Results for Fiscal year 2022

The Company reported net income of $5,949,000, or $1.63 per share, compared to $262,000, or $.08 per share, in the same period last year. The first six months’ net income included $6,281,000, or $1.72 per share, from gains on real estate sales net of income taxes. Net income in the prior year six months’ included $1,037,000, or $.31 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 1,672,000, or 13%, over the same period last year due to a lower driver count (down ~61 drivers from the first six months of last year). Operating revenues for the period were $41,499,000, up $1,543,000 from the same period last year. Operating revenue per mile was up $.64, or 19.9% due to rate increases, higher fuel surcharges and an improved business mix.

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Compensation and benefits increased $308,000, mainly due to the increased driver compensation package offset by a lower driver count and non-driver personnel reductions. Gross fuel expense increased $1,316,000 as a result of higher diesel prices. Insurance and losses increased $333,000, primarily as a result of the maximum limit COVID claim and the negative workers’ compensation adjustment from a prior year claim. Depreciation expense was down $533,000 in the period. SG&A expense was higher by $340,000 mainly due to a one-time transaction bonus following the sale of the Tampa property for certain members of the management team ($312,000 in SG&A and $82,000 in Corporate for a total of $394,000) and higher legal fees. Gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL compared to $1,431,000 in the same period last year due to the sale of our former terminal location in Pensacola, FL. Gain on the sale of assets was $479,000 versus a loss of ($199,000) in the same period last year.

As a result, operating profit this period was $7,902,000 compared to $370,000 in the same period last year. Operating ratio was 81.0 in the first six months versus 99.1 the same period last year. Excluding the gain on sale of terminal sites and the one-time transaction bonus, adjusted operating loss for the first six months was ($34,000) as compared to an adjusted operating loss of ($1,061,000) in the same period last year. The COVID medical claim and the prior year workers’ compensation claim resulted in a total charge of $752,500 in the first six months of fiscal 2022.

Summary and Outlook

Since announcing the first significant pay increase back in April of 2021, our driver count has stabilized and we have been holding steady at +/- 355 revenue producing drivers. During the first quarter of 2022 we announced additional driver pay increases in all of our markets, some of which went into effect during the 1st quarter with the majority effective February 4, 2022. Driver turnover has fallen to 72% through the first six months of this year versus 107% in the first six months of last year. We have also seen positive trends on active applications, which have doubled since January of this year, and the average number of drivers in training is up ~30-40% the past couple months.

In anticipation of the additional driver pay increases this fiscal year, we successfully negotiated additional rate increases with our customers, all of which are now in place. These additional rate increases will more than offset the additional driver pay increase. We are continuing to focus on diversifying our product mix by adding drivers in several markets over the past few months running new dry bulk lanes.

We continue to be creative in our approach to attracting, hiring and retaining drivers, including our recent entry into the Department of Labor Registered Apprenticeship program and working with several Federal departments on a path to quickly hiring veterans with truck driving experience as they are planning for their reentry into civilian life. We are hopeful strategies like these can give us a little extra advantage over our competition and allow us to incrementally add drivers to the fleet as we move forward.

Our balance sheet remained solid with $6.8 million of cash and cash equivalents as of March 31, 2022, with no outstanding debt. We replaced 10 tractors in the first half of this fiscal year with plans to buy an additional 20 replacement tractors and a handful of trailers putting our current planned capital expenditures at ~$6,000,000 for fiscal year 2022.

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Finally, it is with a very heavy heart that we announce the death of our founder, Edward L’Engle Baker.  He passed away quietly in his home at the age of 87, and it was perhaps the only thing he did quietly in his entire life.  This company was the brainchild of Ted Baker when he was running Florida Rock Industries and he served as its chairman from 1986-2015.  It is a testament to a life well lived that both Patriot Transportation and FRP Holdings are footnotes in his CV.  He was a monumental figure in the aggregates industry as exemplified by his induction this year into the Pit and Quarry Hall of Fame.  More importantly, he worked his entire life to help improve the educational institutions and the North Florida community that helped make him who he was, embodying Abraham Lincoln’s hope for his own life to be thought of as one who “always plucked a thistle and planted a flower where he thought a flower would grow.”  If grief is the price we pay for love, then we received a very large bill upon his passing.  This Company is forever in his debt and we will continue to work hard to honor this very small part of his incredible legacy.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Conference Call

The Company will host a conference call on May 10, 2022 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/45422. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 45422. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/45422.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2022	2021	2022	2021

Operating revenues	$20,928	19,728	41,499	39,956

Cost of operations:
Compensation and benefits	8,962	8,687	18,046	17,738
Fuel expenses	3,160	2,464	5,878	4,562
Repairs & tires	1,445	1,336	2,661	2,717
Other operating	710	755	1,454	1,568
Insurance and losses	2,574	1,929	4,384	4,051
Depreciation expense	1,406	1,671	2,883	3,416
Rents, tags & utilities	708	703	1,381	1,399
Sales, general & administrative	2,152	2,141	4,617	4,277
Corporate expenses	569	689	1,102	1,090
Gain on sale of terminal sites	—	(1,431)	(8,330)	(1,431)
Loss (gain) on disposition of PP&E	(119)	113	(479)	199
Total cost of operations	21,567	19,057	33,597	39,586

Total operating profit (loss)	(639)	671	7,902	370

Interest income and other	3	1	4	3
Interest expense	(4)	(7)	(9)	(15)

Income (loss) before income taxes	(640)	665	7,897	358
Provision for (benefit from) income taxes	(150)	181	1,948	96

Net income (Loss)	$(490)	484	$5,949	262

Unrealized investment losses, net	(3)	—	(3)	—

Comprehensive income (loss)	$(493)	484	$5,946	262

Earnings per common share:
Net Income (loss) -
Basic	$(0.14)	0.14	1.73	0.08
Diluted	$(0.14)	0.14	1.63	0.08

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,458	3,393	3,439	3,385
-diluted earnings per common share	3,458	3,394	3,658	3,390

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	September 30,
Assets	2022	2021
Current assets:
Cash and cash equivalents	$6,794	10,899
Accounts receivable (net of allowance for doubtful accounts of $64 and $86, respectively)	6,179	4,930
Inventory of parts and supplies	1,066	871
Prepaid tires on equipment	1,353	1,317
Prepaid taxes and licenses	232	448
Prepaid insurance	3,621	4,614
Prepaid expenses, other	217	299
Total current assets	19,462	23,378

Property and equipment, at cost	73,694	77,181
Less accumulated depreciation	53,224	54,497
Net property and equipment	20,470	22,684

Operating lease right-of-use assets	2,895	1,949
Goodwill	3,637	3,637
Intangible assets, net	656	756
Other assets, net	149	156
Total assets	$47,269	52,560

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,227	1,858
Federal and state taxes payable	1,711	263
Accrued payroll and benefits	2,558	2,939
Accrued insurance	1,077	1,105
Accrued liabilities, other	916	1,742
Operating lease liabilities, current portion	928	928
Total current liabilities	9,417	8,835

Operating lease liabilities, less current portion	2,134	1,131
Deferred income taxes	3,481	4,062
Accrued insurance	1,537	1,537
Other liabilities	866	879
Total liabilities	17,435	16,444
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,480,920 and 3,415,643 shares issued and outstanding, respectively)	348	342
Capital in excess of par value	39,831	39,257
Accumulated deficit	(10,431)	(3,572)
Accumulated other comprehensive income, net	86	89
Total shareholders’ equity	29,834	36,116
Total liabilities and shareholders’ equity	$47,269	52,560

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Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Patriot presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Patriot uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Adjusted Operating Profit

Adjusted operating profit excludes the impact of the gain on sale of terminal sites and the one-time transaction bonus related to the sale. Adjusted operating profit is presented to provide additional perspective on underlying trends in Patriot’s core operating results. A reconciliation between operating profit and adjusted operating profit is as follows:

	Three months ended		Six months ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Operating profit (loss)	$(639)	671	7,902	370
Adjustments:
Gain on sale of terminal sites	—	(1,431)	(8,330)	(1,431)
One-time transaction bonus	—	—	394	—
Adjusted operating loss	$(639)	(760)	(34)	(1,061)